Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226045

SUPPLEMENT NO. 1 DATED FEBRUARY 7, 2019 TO PROSPECTUS DATED JULY 16, 2018

Common Stock

This Supplement No. 1 to Prospectus supplements and amends the Prospectus dated July 16, 2018, or the Prospectus. This Supplement No. 1 to Prospectus should be read in conjunction with the Prospectus dated July 16, 2018 relating to the Sales Agreement described below. This Supplement No. 1 to Prospectus supplements and amends only those sections of the Prospectus listed in this Supplement No. 1; all other sections of the Prospectus remain as is.

On July 2, 2018, we entered into an At the Market Issuance Sales Agreement, or the Sales Agreement, with B. Riley FBR, Inc., or B. Riley FBR, relating to the offering of up to $15,000,000 of shares of our common stock, $0.0001 par value per share, or the Common Stock, offered by the Prospectus. In accordance with the terms of the Sales Agreement, we could offer and sell up to $15,000,000 of shares of our common stock from time to time through B. Riley FBR in sales deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through an exchange, the existing trading market for our common stock, sales made to or through a market maker otherwise than on an exchange, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. As of the date of this Supplement No. 1 to Prospectus, we have not sold any shares of our Common Stock pursuant to the Sales Agreement.

The purpose of this Supplement No. 1 to Prospectus is to suspend the offering of our Common Stock under the Prospectus, effective on February 7, 2019 and reduce the amount of potential future offers and sales under the Sales Agreement to $0.00.

The date of this Prospectus Supplement is February 7, 2019.